Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2010, except with respect to our opinions on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the changes in accounting for certain convertible debt instruments as discussed in Note 1b as to which the date is April 9, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in GenCorp Inc.'s Current Report on Form 8-K dated April 9, 2010.

/s/ PricewaterhouseCoopers LLP
Sacramento, California
April 9, 2010